Exhibit 99.1

ANACOR PHARMACEUTICALS REPORTS

2015 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

•                  Submitted NDA to the FDA on January 7, 2016 seeking approval of crisaborole topical ointment, 2%, a novel non-steroidal topical anti-inflammatory PDE-4 inhibitor in development for the potential treatment of mild-to-moderate atopic dermatitis in children and adults

•                  Recognized $69.7 million in total KERYDIN® distribution and commercialization agreement revenues for the year ended December 31, 2015

Palo Alto, CA — February 29, 2016 — Anacor Pharmaceuticals, Inc. (NASDAQ:ANAC) today announced its financial results for the fourth quarter and year ended December 31, 2015.

“The past year has been very productive for Anacor, as we continued to make considerable progress developing and commercializing innovative new products derived from our boron chemistry platform.  In July, we announced positive top-line results from our two Phase 3 pivotal studies of crisaborole for the potential treatment of mild-to-moderate atopic dermatitis in children and adults.  In October, we announced top-line results from our long-term safety study in which crisaborole demonstrated a safety profile consistent with that seen in our Phase 3 pivotal studies, and in January 2016 we submitted our crisaborole NDA ahead of schedule.  We believe there is a significant unmet medical need for a novel non-steroidal topical anti-inflammatory treatment option for patients suffering with mild-to-moderate atopic dermatitis, and we look forward to working with the FDA as we continue to prepare for the potential approval and launch of crisaborole in 2017,” said Paul L. Berns, Anacor’s Chairman and Chief Executive Officer.  “Turning to our first approved product, KERYDIN, we were pleased with the growth in prescriptions and new prescribers in the second half of 2015 following the launch of the consumer-directed commercialization activities undertaken by PharmaDerm, the branded dermatology division of Sandoz Inc., responsible for the commercialization of KERYDIN in the U.S.  We remain confident in the future commercial potential of KERYDIN, and look forward to the opportunity to continue to create long-term value for our stakeholders.”

Recent Highlights and Developments

•                  We submitted our New Drug Application (“NDA”) to the U.S. Food and Drug Administration (“FDA”) on January 7, 2016 seeking approval of crisaborole.

•                  On October 29, 2015, we announced top-line results from our long-term safety study of crisaborole in patients with mild-to-moderate atopic dermatitis. In the long-term safety study, crisaborole was found to be well-tolerated and demonstrated a safety profile consistent with that seen in the Phase 3 pivotal studies when used intermittently for up to 12 months.  No treatment-related serious adverse events were reported and most adverse events were graded as mild in severity, and transient.  The most common treatment-related adverse events, reported by at least 2% of patients, were atopic dermatitis (3.1%) and application site pain (2.3%).

Selected Financial Results for the Quarter and Year ended December 31, 2015

Distribution and commercialization agreement revenue for the fourth quarter of 2015 was $18.7 million, compared to $6.5 million for the fourth quarter of 2014.  Distribution and commercialization agreement revenue for the fourth quarter of 2015 included $15.5 million of gross profit sharing revenue under our distribution and commercialization agreement (the “Sandoz Agreement”) with Sandoz Inc. (“Sandoz”), based upon gross profits on sales of KERYDIN, as reported to us by Sandoz, $2.4 million in revenue from product sales of KERYDIN to Sandoz and $0.8 million in revenue from the amortization of upfront payments.  Distribution and commercialization agreement revenue for the year ended December 31, 2015 was $69.7 million, compared to $7.6 million in 2014.  In 2015, we recognized $60.5 million of gross profit sharing revenue (which included $25.0 million related to a product launch payment made to us by Sandoz in January 2015) based upon gross profits on sales of KERYDIN, as reported to us by Sandoz, $6.1 million in revenue from product sales of KERYDIN to Sandoz and $3.1 million in revenue from the amortization of upfront payments.  For the year ended December 31, 2014, we recognized $4.7 million of gross profit sharing revenue based upon gross profits on sales of KERYDIN, as reported to us by Sandoz, $1.4 million in revenue from product sales of KERYDIN to Sandoz and $1.4 million in revenue from the amortization of upfront payments.  The increases in revenue in 2015 relative to 2014 from gross profit sharing payments and product sales of KERYDIN to Sandoz resulted from the timing of the launch of KERYDIN in September 2014 and the growth in prescriptions in 2015.  The increase in revenue from the amortization of upfront payments in 2015 relative to the prior year reflects the full year impact of the recognition, on a straight-line basis, of the $40.0 million in total upfront payments made to us during the third quarter of 2014 under the Sandoz Agreement.

Research contracts revenue for the fourth quarter of 2015 was $2.5 million, compared to $3.2 million for the fourth quarter of 2014.  The decrease from the fourth quarter of 2014 was primarily due to the expiration of our research agreement with the United States Department of Defense, Defense Threat Reduction Agency (“DTRA”) in November of 2015.  Research contracts revenue for 2015 was $12.6 million, compared to $13.1 million in 2014.  This decrease reflected reductions in revenue of $1.3 million under our collaboration with Eli Lilly and Company as a result of the termination of the research term of that agreement effective April 2014 and $1.1 million under our agreement with The Bill & Melinda Gates Foundation (the “Gates Foundation”), which were partially offset by increases in revenue of $0.6 million under the DTRA agreement and $1.3 million for research performed under other agreements, including those relating to our neglected disease programs, and government grants.

Cost of goods sold for KERYDIN finished drug product released to Sandoz during the fourth quarter of 2015 was $2.0 million, compared to $0.6 million for the fourth quarter of 2014.  Cost of goods sold for KERYDIN for 2015 was $4.0 million, compared to $0.8 million in 2014.  The increases in cost of goods sold in the fourth quarter of 2015 and full year 2015 relative to the corresponding prior year periods were due primarily to increased KERYDIN product sales.  Costs recorded in connection with the manufacture of KERYDIN drug product prior to the time that we started to capitalize such costs in 2014 were recorded as research and development expenses.  As a result, the aggregate cost of goods sold that we recorded for 2015 relating to sales of KERYDIN to Sandoz was lower than the amount actually incurred to manufacture such drug product.

Research and development expenses for the fourth quarter of 2015 were $17.6 million, compared to $17.8 million for the fourth quarter of 2014.  The decrease from the prior year quarter was primarily due to a decrease in costs related to our crisaborole clinical study activity, which was partially offset by increases in manufacturing activities and medical education and scientific publication activities, as well as regulatory activities related to the preparation of our NDA for crisaborole.  Research and development expenses for 2015 were $73.9 million, compared to $72.5 million in 2014.  This increase reflected increases in costs for our crisaborole program, DTRA program and other research programs (including neglected disease initiatives and early-stage research programs) of $3.3 million, $0.8 million and $6.1 million, respectively, which were partially offset by decreases in costs relating to our KERYDIN program of $8.0 million and our Gates Foundation program of $0.8 million.

Selling, general and administrative expenses for the fourth quarter of 2015 were $19.2 million, compared to $8.3 million for the fourth quarter of 2014.  The increase from the prior year quarter reflected $7.5 million paid to Sandoz in connection with the third and final installment of the $20.0 million aggregate contribution we agreed to make to pay for certain specified expenses, primarily focused on consumer-directed commercialization activities, pursuant to the June 2015 amendment to the Sandoz Agreement (the “Anacor Contribution”), as well as increases in stock-based compensation expense and salaries and benefits associated with additional personnel.  Selling, general and administrative expenses were $60.9 million for 2015, compared to $31.4 million for 2014.  This increase was primarily due to the $20.0 million of expenses associated with the three installments of the Anacor Contribution paid to Sandoz in 2015, as well as increases of $4.7 million in stock-based compensation expense and $3.8 million in salaries and benefits primarily associated with additional personnel.

Net loss for the fourth quarter of 2015 was $18.9 million, compared to a net loss of $10.1 million for the fourth quarter of 2014. Basic and diluted net loss per share were $0.43 for the fourth quarter of 2015, compared to basic and diluted net loss per share of $0.24 for the fourth quarter of 2014.  Net loss for 2015 was $61.2 million, compared to a net loss of $87.1 million for 2014.  Basic and diluted net loss per share were $1.39 for 2015, compared to basic and diluted net loss per share of $2.06 for 2014.

Cash, cash equivalents and investments totaled $144.4 million as of December 31, 2015, compared to $191.6 million as of December 31, 2014.  Balances as of December 31, 2015 and 2014 included cash and cash equivalents of $53.7 million and $16.0 million, short-term and long-term investments of $87.9 million and $171.9 million and restricted investments of $2.8 million and $3.7 million, respectively.

Conference Call and Webcast

Anacor will host a conference call at 2:00 p.m. PT / 5:00 p.m. ET today, during which management will discuss Anacor’s financial results and recent developments. The call may be accessed by dialing (877) 291-1367 (domestic) and (914) 495-8534 (international) five minutes prior to the start of the call.  The call will also be webcast live and can be accessed on the Events and Presentations page, under Investors, on Anacor’s website at www.anacor.com and will be available for three months following the call.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor’s first approved product, KERYDIN® (tavaborole) topical solution, 5%, is an oxaborole antifungal approved by the U.S. Food and Drug Administration in July 2014 for the topical treatment of onychomycosis of the toenails.  In July 2014, Anacor entered into an exclusive agreement with Sandoz Inc., a Novartis company, pursuant to which PharmaDerm, the branded dermatology division of Sandoz, distributes and commercializes KERYDIN in the United States.  In September 2014, PharmaDerm launched KERYDIN.  Anacor’s lead product development candidate is crisaborole topical ointment, 2%, a novel non-steroidal topical anti-inflammatory PDE-4 inhibitor in development for the potential treatment of mild-to-moderate atopic dermatitis and psoriasis.  Beyond KERYDIN and crisaborole, Anacor has discovered three investigational compounds that it has out-licensed for further development. Anacor also has a pipeline of other internally discovered topical and systemic boron-based compounds in early stages of research and development. For more information, visit www.anacor.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the results of Anacor’s clinical studies, the safety and efficacy of Anacor’s approved product, KERYDIN® (tavaborole) topical solution, 5%, and Anacor’s product development candidates, the timing of the potential approval of Anacor’s product development candidates, the commercial success of KERYDIN and the timing and potential commercial success of Anacor’s product development candidates.  These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and Anacor undertakes no obligation to update any forward-looking statement except as required by law. These forward-looking statements are based on estimates and assumptions by Anacor’s management that, although believed to be reasonable, are inherently uncertain and subject to a number of risks.  The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by Anacor’s forward-looking statements: the successful commercialization of KERYDIN pursuant to Anacor’s distribution and commercialization agreement with Sandoz Inc.; any issues, delays or failures arising as a result of Anacor’s studies relating to Anacor’s product development candidates, including crisaborole topical ointment, 2%; the outcome, timing and cost of regulatory approvals, and content of approved labeling for Anacor’s product development candidates, including any delay or failure by the U.S. Food and Drug Administration to approve crisaborole; Anacor’s ability to timely and successfully launch, either alone or with a partner, crisaborole, if approved; the impact of general economic, industry, market or political conditions; and the other risks and uncertainties identified in Anacor’s periodic filings, including Anacor’s Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

ANACOR PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(unaudited)		(audited)
Revenues:
Distribution and commercialization agreement	$18,692	$6,484	$69,706	$7,550
Research contracts	2,512	3,158	12,649	13,136
Total revenues	21,204	9,642	82,355	20,686

Operating expenses:
Cost of goods sold (1)	1,996	595	4,021	797
Research and development (1)	17,614	17,776	73,857	72,493
Selling, general and administrative (1)	19,231	8,262	60,853	31,392
Trademark agreement	—	—	—	6,800
Total operating expenses	38,841	26,633	138,731	111,482

Loss from operations	(17,637)	(16,991)	(56,376)	(90,796)
Interest income	133	131	647	320
Interest expense (2)	(1,410)	(1,301)	(5,539)	(4,707)
Gain (loss) on early extinguishment of debt	—	(2,221)	20	(2,221)
Loss before benefit from income taxes	(18,914)	(20,382)	(61,248)	(97,404)
Benefit from income taxes	—	(10,258)	—	(10,258)
Net loss	$(18,914)	$(10,124)	$(61,248)	$(87,146)
Net loss per share — basic and diluted	$(0.43)	$(0.24)	$(1.39)	$(2.06)
Weighted-average number of shares used in calculating net loss per share — basic and diluted	44,439,728	42,980,145	43,946,428	42,243,529
(1) Includes the following stock-based compensation expenses:

Cost of goods sold	$20	$35	$150	$44
Research and development	$1,901	$1,314	$6,931	$5,167
Selling, general and administrative	$3,178	$2,071	$11,400	$9,813

(2) Certain prior year amounts have been reclassified to conform to the current year presentation.

ANACOR PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	December 31, 2015	December 31, 2014
	(audited)	(audited)

Cash, cash equivalents and investments (1)	$144,438	$191,635
Convertible senior notes, net (2) (3)	61,276	57,779
Accumulated deficit	(278,840)	(217,592)
Total stockholders’ equity	52,290	78,832

(1)         Balances as of December 31, 2015 and 2014 included cash and cash equivalents of $53.7 million and $16.0 million, short-term and long-term investments of $87.9 million and $171.9 million and restricted investments of $2.8 million and $3.7 million, respectively.

(2)         The Company separately accounts for the debt and equity components of the 2.00% Convertible Senior Notes due 2021.  At December 31, 2015 and 2014, the net carrying amount of the liability component was $61.3 million and $57.8 million, respectively, and the unamortized amount of the liability component was $28.9 and $32.7 million, respectively.  The aggregate outstanding principal amount of the Convertible Senior Notes as of December 31, 2015 and December 31, 2014 was $90.2 million and $90.5 million, respectively.

(3)         Certain prior year amounts have been reclassified to conform to the current year presentation.

Company Contacts:

Anacor Pharmaceuticals, Inc.

Graeme Bell

Executive Vice President and Chief Financial Officer

650.543.7516

DeDe Sheel

Senior Director, Investor Relations & Corporate Communications

650.543.7575